                             SUBLICENSE AGREEMENT


AGREEMENT made effective this 28th day of October, 1996


BY AND BETWEEN:

JOHNSON & JOHNSON, a company organized under the laws of the State of New Jersey, U.S.A., and having executive offices at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933-5501, and its wholly owned subsidiary, ORTHO PHARMACEUTICAL CORPORATION ("ORTHO"), a company organized under Delaware law, having its principal office at Route 202, Raritan, New Jersey 08869 (hereinafter collectively called "LICENSOR")


                                                             ON THE ONE HAND,


AND:


ACUTE THERAPEUTICS, INC having its executive offices at 6097 Hidden Valley Drive, Doylestown, Pennsylvania 18901 (hereinafter called "LICENSEE")


                                                            ON THE OTHER HAND,


WITNESSETH:


A. WHEREAS, pursuant to Research and License Agreements dated May 1, 1982 and January 1, 1987 (hereinafter collectively the "SCRIPPS AGREEMENTS") between LICENSOR and SCRIPPS CLINIC AND RESEARCH FOUNDATION (hereinafter "SCRIPPS"), SCRIPPS granted LICENSOR an exclusive option to obtain an exclusive worldwide license (including the right to grant sublicenses) to certain technology, including certain technology relating to the synthetic pulmonary surfactant known as KL4 (hereinafter the "INVENTIONS"), and LICENSOR has exercised its option thereunder;
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B.  WHEREAS, patent applications have been filed in the United States and other territories in the name of SCRIPPS for the granting of letters patent relating to the said INVENTIONS, further described in Appendix 1 hereto; and


C. WHEREAS, LICENSOR has developed certain technology relating to the manufacture of the INVENTIONS and has filed certain patent applications relating thereto in the name of ORTHO, further described in Appendix 1 hereto; and


D. WHEREAS, LICENSOR desires that the INVENTIONS be developed and made available to the public; and


E. WHEREAS, LICENSEE represents that it is presently engaged, or intends to be engaged in the business of research, development, manufacturing and selling products in fields related to the INVENTIONS; and


F. WHEREAS, LICENSEE wishes to make use of the INVENTIONS for the research, development, manufacturing and selling of products and wishes to obtain certain rights to the INVENTIONS under the terms and conditions hereinafter set forth;


G.  WHEREAS, LICENSOR is willing and able to grant such rights to LICENSEE;


H. WHEREAS, LICENSEE and LICENSOR have entered into an agreement contemporaneously herewith for the transfer of certain common stock in LICENSEE to LICENSOR.


NOW, THEREFORE, in consideration of the premises and the performance of the covenants herein contained, IT IS AGREED AS FOLLOWS:

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1.  DEFINITIONS


For the purposes of this agreement (hereinafter called the "SUBLICENSE AGREEMENT"), and solely for such purposes, the terms hereinafter set forth shall have the following respective meanings:
1.1 "AFFILIATE" or "AFFILIATES" shall mean any corporation(s) or organization(s) which directly or indirectly CONTROLS, is CONTROLLED by or is under common control with LICENSEE or LICENSOR.


1.2 "ARDS INDICATION" shall mean the use of LICENSED PRODUCT for the treatment of Acute Respiratory Distress Syndrome or an equivalent indication thereto.


1.3 "CONTROL", "CONTROL(S)" OR "CONTROLLED" shall refer to direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock of a corporation or other business entity, or a fifty percent (50%) or greater interest in the income of such corporation or other business entity, or the power to direct or cause the direction of the management or policies of such corporation or other business entity or policies of such corporation or other business entity whether by ownership of voting securities by contract or otherwise, or such other relationship as, in fact, constitutes actual control.


1.4  "EFFECTIVE DATE" shall mean the date at the head of this SUBLICENSE
     AGREEMENT.


1.5  "FDA" shall mean the United States Food and Drug Administration.


1.6 "FIELD" shall mean the use of LICENSED PRODUCT for diagnosis, therapy or preventive treatment of disease in humans or vertebrate animals.


1.7  "INVENTORS" shall mean the named inventors on the PATENT RIGHTS.

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1.8  "LICENSED KNOW-HOW" shall mean all know-how, data, information, technology or special ability not generally known to the public, including all experience, data, formulas, procedures, methods, models, assays and results, and including all chemical, pharmacological, toxicological, clinical, analytical and quality control data, on the part of the LICENSOR which are proprietary to the LICENSOR and with respect to which the LICENSOR has the power and right to grant the licenses provided for herein which are useful in the development, manufacture or use of LICENSED PRODUCT.


1.9 "LICENSED PRODUCTS" shall mean surfactant pharmaceutical compositions defined by one or more claims under a patent contained within the SCRIPPS PATENT RIGHTS, or made using a product or process covered by one or more claims under the PATENT RIGHTS, for use in the FIELD, including without limitation, a composition containing the polypeptide known as KL(4) which has the amino acid sequence KLLLLKLLLLKLLLLKLLLLK. This definition of "LICENSED PRODUCT" shall apply on a worldwide basis, regardless of where SCRIPPS PATENT RIGHTS have been filed.


1.10 "NDA" shall mean a New Drug Application filed with the United States Food and Drug Administration under 21 USC 355(b) (FDCA Section 505(b)) or its equivalent filed with the Health Regulatory Authorities in other countries or jurisdictions.


1.11 "NEONATAL INDICATION" shall mean the use of LICENSED PRODUCT for a neonatal indication (i.e. Meconium Aspiration Syndrome or Infant Respiratory Distress Syndrome).


1.12 "NET SALES VALUE" shall mean that sum determined by deducting from the gross amount billed and collected for LICENSED PRODUCTS by the SELLER (LICENSEE, SUBLICENSEE OR AFFILIATE) in an arms length transaction to customers that are not AFFILIATES of the SELLER;

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          (i)     transportation charges or allowances, including freight
                  pickup allowances, and packaging costs, if any;
          (ii) trade, quantity or cash discounts, service allowances and independent broker's or agent's commissions, if any, allowed or paid;
          (iii) credits or allowances for the LICENSED PRODUCTS, if any, given or made on account of price adjustments, returns, bad debts, off-invoice promotional discounts, rebates, chargebacks, any and all federal, state or local government rebates or discounts whether in existence now or enacted at any time during the term of this SUBLICENSE AGREEMENT, volume reimbursements, the gross amount billed and collected for rejected LICENSED PRODUCTS or LICENSED PRODUCTS subject to recall or destruction (voluntarily made or requested or made by an appropriate government agency, sub-division or department); and


          (iv) any tax, excise or other governmental charge upon or measured by the production, sale, transportation, delivery or use of the LICENSED PRODUCT;
                  in each case determined in accordance with generally accepted accounting practices.


    1.13 "ORTHO PATENTS RIGHTS" shall mean, the patents and patent applications identified in Appendix 1(b) hereof, and in respect of such letters patent, and patent applications, all corresponding national patents and patent applications, European Patent Convention applications or applications under similar administrative international conventions, patent applications in the listed or designated countries, together with any divisional, continuation, continuation-in-part, substitution, reissue, extension, supplementary protection certificate or other application based thereon;


    1.14  "PATENT RIGHTS" shall mean:
          (i)     the SCRIPPS PATENT RIGHTS and the ORTHO PATENT RIGHTS; and
          (ii) any other patent or patent applications covering the LICENSED PRODUCTS, processes for their production, their formulation into final product and/or the sale or use of LICENSED PRODUCTS, owned by LICENSOR or under which LICENSOR has the right, at any time while this Agreement is in effect to grant the license herein.


    1.15 "PLA" shall mean a Product License Application filed with the FDA or its equivalent filed with the Health Regulatory Authorities in other countries or jurisdictions.

    1.16 "SCRIPPS AGREEMENTS" shall mean the Research and License Agreements between LICENSOR and Scripps Clinic and Research Foundation, the predecessor to The Scripps Research Institute (hereinafter "SCRIPPS") dated May 1, 1982 and January 1, 1987.


    1.17 "SCRIPPS PATENTS RIGHTS" shall mean the patents and patent applications identified in Appendix 1(a) hereof, and in respect of such letters patent, and patent applications, all corresponding national patents and patent applications, European Patent Convention applications or applications under similar administrative international conventions, patent applications in the listed or designated countries, together with any divisional, continuation, continuation-in-part, substitution, reissue, extension, supplementary protection certificate or other application based thereon.


    1.18  "SELLER" shall mean one who SELLS.


    1.19 "SOLD", "SALE", "SALES", "SELL", "SELLING" AND "SELLS" shall refer to the act of selling or disposing of for value.


    1.20 "SUBLICENSEE" shall mean a third party other than an AFFILIATE to whom LICENSEE has extended a further sublicense in accordance with
          Article 2.3 hereunder.


    1.21 "USE", "USES" and "USED" shall refer to the act of using for any commercial purposes whatsoever.

    1.22 "VALID CLAIM" shall mean a claim of an unexpired patent within the PATENT RIGHTS which has matured into an issued patent or a claim being prosecuted in a pending application within the PATENT RIGHTS. In each case a claim shall be presumed to be valid unless and until it has been held to be invalid by a final judgement of a court of competent jurisdiction from which no appeal can be or is taken. [***]

    1.23 "WESTERN EUROPEAN TERRITORY" shall mean the countries set forth in Appendix 2 hereto.

    2.     LICENSE

    2.1 LICENSOR hereby grants to LICENSEE, and LICENSEE hereby accepts from LICENSOR, upon the terms and conditions herein specified, a worldwide license and sublicense under the PATENT RIGHTS and LICENSED KNOW-HOW, to make, to have made, to USE and to SELL LICENSED PRODUCTS in the FIELD.

    2.2 Subject to the terms of this LICENSE AGREEMENT, the license granted under Article 2.1 shall remain exclusive in the FIELD (i) as to the PATENT RIGHTS, for their respective lives on a country-by-country basis, and (ii) as to the LICENSED KNOW-HOW, until the termination of LICENSEE's obligation to make royalty payments under Article 4.2 hereof, at

[***] Confidential treatment requested.

           which time the license under the LICENSED KNOW-HOW shall automatically become a fully paid license. Notwithstanding the foregoing, the license granted hereunder shall be subject to:

           (i) SCRIPPS' rights pursuant to the SCRIPPS AGREEMENT to use the SCRIPPS PATENT RIGHTS for educational and research purposes; and
           (ii) the rights of the United States Government pursuant to 35 U.S.C. 202 et seq. and 37 C.F.R. 401.1 et seq. which may have arisen or resulted from federal funding of SCRIPPS research relating to the SCRIPPS PATENT RIGHTS, including the non-exclusive right of the United States Government to practice the inventions covered by the SCRIPPS PATENT RIGHTS. Subject to the foregoing, J&J intends to grant to LICENSEE the maximum rights allowable under 35 U.S.C. Sec. 202 et seq. and 37 C.F.R. 401.1 et seq.

    2.3 The sublicenses granted hereunder shall include the right to grant further sub-licenses to AFFILIATES or third party SUBLICENSEES, provided that LICENSEE agrees to be responsible for the performance hereunder by its AFFILIATES to which the license and rights shall have been extended, provided that LICENSEE agrees to use diligent efforts to ensure that SUBLICENSEES abide by any terms of any licenses or rights extended to them and provided that LICENSEE complies with the terms of Article 4 hereof.

    2.4 The LICENSEE shall be responsible to the LICENSOR for the enforcement of the terms of the sub-license and for inspecting the accounts and records kept by the AFFILIATE or SUBLICENSEE. Each sublicense agreement shall contain provisions with respect to the keeping and inspection of books of account similar to the provisions set forth in Article 4.7 hereof.

    2.5 No other, further or different license or right and, except as expressly provided in Article 2 hereof, is hereby granted or implied.

3.       LICENSE FEES

3.1 In consideration of the Licenses granted hereunder, LICENSEE shall pay to LICENSOR non-refundable License Fees at times and amounts as follows:

         (i) Two Hundred Thousand United States Dollars ($200,000.00) within thirty (30) days following execution and delivery of this SUBLICENSE AGREEMENT;

         (ii) Two Hundred Fifty Thousand United States Dollars ($250,000) within thirty (30) days of filing of the first NDA or PLA for a LICENSED PRODUCT in a NEONATAL INDICATION;

         (iii) Five Hundred Thousand United States Dollars ($500,000) within thirty (30) days of approval of the first NDA or PLA for a LICENSED PRODUCT in a NEONATAL INDICATION;

         (iv) Five Hundred Thousand United States Dollars ($500,000) within thirty (30) days of filing of the first NDA or PLA for a LICENSED PRODUCT in the ARDS INDICATION;

         (v)   One  Million  Five  Hundred   Thousand   United   States  Dollars
               ($1,500,000) within thirty (30) days of approval of the first NDA or PLA for a LICENSED PRODUCT in the ARDS INDICATION.

4.       ROYALTIES, RECORDS AND REPORTS


4.1 For the rights and privileges granted under this SUBLICENSE AGREEMENT, LICENSEE shall pay to LICENSOR earned royalties equal to [***] of the NET SALES VALUE of LICENSED PRODUCTS sold by LICENSEE or its AFFILIATES. With respect to sales by SUBLICENSEES, LICENSEE shall pay to LICENSOR earned royalties equal to [***]

[***] Confidential treatment requested.

4.2 Earned royalty shall be paid pursuant to Article 4.1 hereof on all LICENSED PRODUCTS, on a country-by-country basis for [***] years from first commercial sale of the first LICENSED PRODUCT in such country. Thereafter, royalties shall be paid in respect of a given LICENSED PRODUCT until the expiration of the last to expire of the PATENT RIGHTS containing a VALID CLAIM covering the LICENSED PRODUCTS in such country. Notwithstanding the foregoing, however, with respect to any country of the European Union, royalties on NET SALES of LICENSED PRODUCTS which are payable only by virtue of the LICENSED KNOW-HOW shall be payable commencing from the date of first commercial sale of the first LICENSED PRODUCT in such country and ending on the earlier of (i) the date on which the LICENSED KNOW-HOW becomes published or generally known to the public through no fault on the part of LICENSOR, its AFFILIATES or SUBLICENSEES or (ii) the [***] anniversary of the first commercial sale of the first LICENSED PRODUCT in any country of the European Union.

4.3 Any LICENSED PRODUCT made under a license granted pursuant to this SUBLICENSE AGREEMENT prior to the termination or expiration of the applicable PATENT RIGHTS and not SOLD prior to the termination or expiration of such PATENT RIGHTS shall be subject to the payment of royalties hereunder when SOLD, even though such SALE occurs after the termination or expiration of all pertinent licenses or rights granted hereunder.

4.4 The earned royalty for any particular LICENSED PRODUCT shall be due upon the first bona fide arm's length SALE thereof by LICENSEE, an AFFILIATE or SUBLICENSEE, and any

[***] Confidential treatment requested.

     subsequent SALE of such LICENSED PRODUCT by other than LICENSEE, AFFILIATE or SUBLICENSEE shall be royalty free. In the case of transfers or SALES of any LICENSED PRODUCT between LICENSEE and an AFFILIATE or between AFFILIATES, LICENSEE and SUBLICENSEE, one and only one royalty shall be payable thereon and such royalty shall become payable upon the final SALE thereof to a third party other than LICENSEE, AFFILIATE or SUBLICENSEE.

4.5 For the purposes of reporting and making payments of earned royalties under this SUBLICENSE AGREEMENT, the manufacture, SALE or USE of LICENSED PRODUCTS by any AFFILIATE to which the license and rights shall have been extended shall be considered the manufacture, SALE or USE of such LICENSED PRODUCTS by LICENSEE and any such AFFILIATE may make the pertinent reports and royalty payments specified in Article 4 hereof directly to LICENSOR on behalf of LICENSEE; otherwise, such reports and payments on account of SALES or USES of LICENSED PRODUCTS by each AFFILIATE shall be made by LICENSEE; and, in any event, the SALES and USES of LICENSED PRODUCTS by each such AFFILIATE shall be separately shown in the reports to LICENSOR if such information is readily available to LICENSEE.

4.6 LICENSEE shall keep full, true and accurate books of account containing all particulars which may be necessary for the purpose of showing the amount payable to LICENSOR by way of royalty as aforesaid or by way of any other provision hereunder. Said books of account shall be kept at LICENSEE's principal place of business. Said books and the supporting data shall be maintained and kept open at all reasonable times, for three (3) years following the end of the calendar year to which they pertain (and access shall not be denied thereafter, if reasonably available), to the inspection of an independent accountant retained by LICENSOR for the purpose of verifying LICENSEE's royalty statements, or LICENSEE's compliance in other respects with this SUBLICENSE AGREEMENT. Names of customers and other confidential information shall not be disclosed to LICENSOR by such independent accountant. Such

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

     accountant shall be retained at LICENSOR's sole expense, unless during any such inspection a deficiency in payments to LICENSOR of five percent (5%) or more is determined to exist in which event LICENSEE shall within thirty
     (30) days reimburse LICENSOR for the full expense of retaining such accountant, including but not limited to professional and administrative fees, travel and subsistence costs.

4.7 LICENSEE within ninety (90) days after the first day of January, April, July and October of each year shall deliver to LICENSOR a true and accurate report, giving such particulars of the LICENSED PRODUCTS SOLD by LICENSEE, AFFILIATES and royalty received from SUBLICENSEES during the preceding three (3) months ("Accounting Period") under this SUBLICENSE AGREEMENT as are pertinent to an accounting for royalty under this SUBLICENSE AGREEMENT. These shall include at least the following, separately stated as to the LICENSED PRODUCTS:

         (i)  the  quantity  of  LICENSED   PRODUCTS  invoiced  by  LICENSEE  or
         AFFILIATES during those three(3) months and the billings therefor;

         (ii) the allowable deductions therefrom;

         (iii) the calculation of royalties thereon.

     Simultaneously with the delivery of each such report, LICENSEE shall pay to LICENSOR the royalty and any other payments due under this SUBLICENSE AGREEMENT for the period covered by such report. If no royalties are due, it shall be so reported. Royalties shall be paid to LICENSOR in United States Dollars at LICENSOR's office specified for the purposes of giving notice in Article 14.2 hereof.

4.8 The remittance of royalties payable on sales outside the United States will be payable to LICENSOR in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable as quoted by The Wall Street Journal, New

                                     12

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     York Edition,  for the day upon which the transfer of funds for the royalty payment is made. If the transfer or the conversion into United States
     Dollar equivalents in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sales were made on which the royalty was based, to the credit and account of LICENSOR or its nominee in any commercial bank or trust company of its choice located in that country, prompt notice of which shall be given by LICENSEE to LICENSOR.

4.9 In the event that any taxes, withholding or otherwise, are levied by any taxing authority in connection with accrual or payment of any royalties payable to LICENSOR under this SUBLICENSE AGREEMENT, LICENSEE or its AFFILIATES and/or SUBLICENSEES shall have the right to pay such taxes to the local tax authorities on behalf of LICENSOR (or, in the case of SUBLICENSEE SALES, on behalf of LICENSEE), and the payment to LICENSOR of the net amount due after reduction by the amount of such taxes, together with evidence of payment of such taxes, shall fully satisfy LICENSEE's royalty obligations under this SUBLICENSE AGREEMENT. LICENSEE agrees to make a good faith effort to obtain a refund of any such taxes for LICENSOR if LICENSOR informs LICENSEE that it believes such taxes have been improperly levied.

4.10 In the event that any payment required under this SUBLICENSE AGREEMENT shall be overdue, LICENSEE shall pay interest thereon at an annual rate of TWO percent (2%) over the United States Clearing Bank Base Lending Rate computed from the date when the payment became due; provided that if such rate shall be in excess of that allowed by applicable law, then the highest rate allowable shall apply. Payment shall be deemed to have been made when received by LICENSOR.

5        CONFIDENTIALITY, TRANSFER OF KNOW-HOW

5.1 Disclosures of confidential and proprietary information hereunder by either party to the other shall be made in writing (or promptly confirmed in writing if made in another form), and shall be clearly marked
     "Confidential". Such confidential information shall be safeguarded by the recipient, shall not be disclosed to third parties and shall be made available only to recipient's employees or independent contractors who agree in writing to equivalent conditions and who have a need to know the information for the purposes specified under this Agreement. Subject to the license granted under Article 2, all confidential information shall remain the property of and be returned to the disclosing party within thirty (30) days of receipt of a written request by the disclosing party, or within thirty (30) days of termination of this Agreement. These mutual obligations of confidentiality shall apply for a period of 3 (three) years after the termination of this Agreement, but such obligations shall not apply to any information that:

         (i) is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation under this Agreement; or

         (ii) was already known to the recipient as evidenced by prior written documents in its possession; or

         (iii) is disclosed to the recipient by a third party who is not in default of any confidentiality obligation to the disclosing party hereunder; or

         (iv) is developed by or on behalf of the receiving party, without reliance on confidential information received hereunder; or

         (v) is provided to third parties under appropriate terms and conditions
         including   confidentiality  provisions equivalent  to  those  in  this
         Agreement for consulting,

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

         manufacturing   development,   manufacturing,   external   testing  and
         marketing   trials  with  respect  to  the  products  covered  by  this
         Agreement; or

         (vi) is used with the consent of the disclosing party (which consent shall not be reasonably withheld) in applications for patents or copyrights under the terms of this Agreement; or

         (vii) has been approved in writing for publication by each of the parties; or

         (viii) is required to be disclosed in compliance with applicable laws or regulations in connection with the manufacture or sale of products covered by this Agreement; or

         (ix)  is  otherwise   required  to  be  disclosed  in  compliance  with
         applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; or

         (x) is product-related information which is reasonably required to be disclosed in connection with marketing of products covered by this Agreement.

5.2 Within sixty (60) days of the EFFECTIVE DATE, and thereafter throughout the term of this LICENSE AGREEMENT, LICENSOR will make reasonable efforts to disclose to LICENSEE all LICENSED KNOW-HOW useful in the FIELD which is in or comes into LICENSOR'possession or control or of which LICENSOR becomes aware and which LICENSOR has a right to disclose to LICENSEE. LICENSOR will transfer its pre-clinical, clinical, manufacturing and marketing data relating to LICENSED PRODUCTS to LICENSEE, subject to the provisions of this SUBLICENSE AGREEMENT, and will provide LICENSEE with appropriate documentation and letters of reference to effectuate such transfer.

6        DEVELOPMENT and COMMERCIALIZATION

6.1 LICENSEE shall, at its expense, use reasonable commercial efforts (i) to conduct a research and development program to obtain regulatory approval inside and outside the U.S. for use of the LICENSED PRODUCTS for at least one NEONATAL INDICATION and the ARDS INDICATION generally in accordance with the Development Plan attached hereto as Appendix 3 (the "Development Program"); and (ii) if, in LICENSEE's opinion, the results of the
     Development Program demonstrate acceptable criteria for safety and efficacy, to file an NDA or PLA in at least the United States for such LICENSED PRODUCTS for a NEONATAL INDICATION and the ARDS INDICATION. LICENSOR and LICENSEE shall review the Development Plan from time to time. With the mutual agreement of LICENSOR and LICENSEE, the Development Plan may be modified and the milestones set forth in Article 6.2(a) below may be extended.

6.2  (a)  Without  limiting  the  foregoing,   achievement  of  the  development
     milestones set forth below shall be an objective measure of LICENESEE's use of reasonable commercial efforts set forth in this Article 6;

         [***]

[***] Confidential treatment requested.

         [***]

     The time periods specified in clauses (i) and (ii) above shall be subject to extension with LICENSOR's written consent, which shall not be withheld if LICENSEE reasonably requires additional time due to unforeseen regulatory or technical difficulties provided that LICENSEE is otherwise exercising the efforts recited in the first sentence of paragraph 6.1 above. In such event, LICENSEE shall provide LICENSOR with a description of its reasons for requesting such extension, its modified schedule and its revised Development Plan for achieving such Milestones in accordance with the modified schedule.

     (b) Non-performance of this Article 6, including but not limited to, the failure to meet the deadlines set forth in Article 6.2(a) above, subject to extensions under Article 6.2(a) above if LICENSEE is using reasonable commercial efforts, shall be a breach or default under this SUBLICENSE AGREEMENT, entitling the LICENSOR, in addition to other remedies LICENSOR may have, to terminate this SUBLICENSE AGREEMENT under Article 7.3 hereunder. In the event LICENSEE elects not to proceed with the Development Plan, or otherwise abandons one of (i) any of NEONATAL INDICATIONS or (ii) the ARDS INDICATION but is otherwise pursuing the other indication, LICENSOR may not terminate this SUBLICENSE AGREEMENT in its entirety, but LICENSOR shall have the right to partially terminate this SUBLICENSE AGREEMENT under Article 7.3 for the field of use comprising the abandoned indication only. Such termination provision shall not apply to an indication, however, in the event that the Phase II clinical trial for such indication, as set forth in the Development Plan, fails to demonstrate acceptable criteria for safety and efficacy. [***]

[***] Confidential treatment requested.

     [***] LICENSEE shall give LICENSOR prompt written notice of its decision not to proceed with, or to abandon the development of LICENSED PRODUCTS for either indication.

6.3 Within sixty (60) days after the end of each calendar quarter prior to first commercial sale of LICENSED PRODUCTS, LICENSEE shall submit a summary report to LICENSOR reporting the progress it, or its SUBLICENSEES, have made towards commercialization in that quarter. This report will include a summary of the work done in the development of LICENSED PRODUCTS.

6.4 Promptly following health regulatory approval to market LICENSED PRODUCTS in such countries where approval is sought, LICENSEE agrees to use diligent efforts to promote and sell LICENSED PRODUCTS at a level which is consistent with those marketing efforts normally used for similar products in the pharmaceutical industry.

7.       TERM; TERMINATION

7.1 Unless terminated sooner pursuant to the terms hereof, this LICENSE AGREEMENT shall become effective as of the EFFECTIVE DATE and shall continue in full force and effect until the expiration of LICENSEE's obligation to pay royalties hereunder.

[***] Confidential treatment requested.

7.2 If (i) LICENSEE files a petition in bankruptcy or for the appointment of a receiver or trustee, (ii) LICENSEE proposes a written agreement of composition or extension of its debts or makes an assignment for the benefit of its creditors, or (iii) an involuntary petition against LICENSEE is filed in any insolvency proceeding and such petition is not dismissed within sixty (60) days after filing, LICENSOR may terminate this SUBLICENSE AGREEMENT.

7.3 Upon any material breach of or default under this SUBLICENSE AGREEMENT by LICENSEE, or otherwise upon the abandonment of the entire Development Plan under Article 6(b)(2) hereof, LICENSOR may terminate this SUBLICENSE AGREEMENT, partially or in its entirety, by forty-five (45) days written notice to LICENSEE. Said notice shall become effective at the end of said period, unless during said period LICENSEE shall cure such breach or default.

7.4 Notwithstanding any contrary term or implication of this SUBLICENSE AGREEMENT, LICENSEE may terminate this entire SUBLICENSE AGREEMENT on sixty
     (60) days advance written notice to LICENSOR for any reason, whereupon LICENSEE will not be obligated to make any further payments to LICENSOR other than those payments accruing prior to such termination. In no event shall LICENSEE be entitled to a refund for any payments made or accrued prior to the date of termination.

7.5 Notwithstanding any other provision of this LICENSE AGREEMENT to the contrary, this LICENSE AGREEMENT may be terminated in countries other than the United States or the WESTERN EUROPEAN TERRITORY without cause, on a country-by-country basis, by LICENSEE at any time upon six (6) months prior written notice to LICENSOR. Upon such termination, those rights granted to LICENSEE hereunder with respect to the countries for which this LICENSE AGREEMENT is terminated shall revert to LICENSOR for the benefit of LICENSOR. Further, in the event of any such termination, LICENSEE shall comply with the provisions of paragraph 7.7 hereof with respect to the LICENSED KNOW-HOW and regulatory approvals and filings as they relate to such terminated countries and in addition shall provide LICENSOR with access to any regulatory filings and approvals outside the terminated countries which are necessary or useful for LICENSOR, or its designee, to obtain health regulatory approval to market a LICENSED PRODUCT in the terminated countries. LICENSEE agrees to provide LICENSOR with any required authorization letters to effectuate such access.

7.6 Upon termination of this SUBLICENSE AGREEMENT for any reason, other then by expiry of the PATENT RIGHTS, all rights granted hereunder shall revert to LICENSOR for the benefit of LICENSOR. Upon termination, at LICENSOR's written request, LICENSEE agrees to assign any sublicense rights which it may have granted under the PATENT RIGHTS to LICENSOR, or to such legal entity specified by LICENSOR, and such sublicense shall survive termination of this SUBLICENSE AGREEMENT, provided that the SUBLICENSEE continues to abide by the terms of the sublicense so assigned to LICENSOR.

7.7 Upon termination of this LICENSE AGREEMENT other than by expiration in accordance with Article 7.1, LICENSEE undertakes:

         (i) to deliver to LICENSOR all copies of any LICENSED KNOW-HOW in its possession;

         (ii) not to use the LICENSED KNOW-HOW as long as it has to be kept confidential under Article 5 hereof;

         (iii) to transfer to LICENSOR, at LICENSOR's request, copies of all KNOW-HOW developed by LICENSEE concerning LICENSED PRODUCT, and all health regulatory approvals and regulatory filings relating to LICENSED PRODUCTS;

         (iv) to the extent requested by LICENSOR, to transfer to LICENSOR or its designee responsibility for and control of ongoing LICENSED PRODUCTS development work, including contracts with Third Parties for such work, where permissible in accordance with such contracts and only where such contracts apply solely to development work for the LICENSED PRODUCTS, in an expeditious and orderly manner with the costs for such work to be assumed by LICENSOR or its designee as of the date of such transfer;

         (v) to the extent requested by LICENSOR, to transfer to LICENSOR or its designee all inventory of LICENSED PRODUCTS and materials and equipment for manufacture of LICENSED PRODUCTS at a mutually agreeable price not to exceed LICENSEE's fully amortized standard cost; and

         (vi) grant to LICENSOR an irrevocable, exclusive worldwide paid-up license under any patents or LICENSED KNOW-HOW owned or controlled by LICENSEE, with the right to grant sublicenses, to make, have made, use and sell LICENSED PRODUCTS.

7.8 LICENSEE's obligations to report to LICENSOR and to pay royalties to LICENSOR as to any LICENSED PRODUCT made or USED under a license or an immunity granted pursuant to this SUBLICENSE AGREEMENT prior to termination or expiration of this SUBLICENSE AGREEMENT shall survive such termination or expiration and any termination of this SUBLICENSE AGREEMENT shall be subject to this Article 7.8.

7.9 Upon any termination of this LICENSE AGREEMENT, Articles 5.1, 7.7, 7.10, 11 and 13 survive such termination and continue in force and effect to the extent necessary to effectuate such provisions.

7.10 Upon termination of this SUBLICENSE AGREEMENT other than by expiry of the PATENT RIGHTS, LICENSEE shall have no right under the PATENT RIGHTS to make, have made, USE or SELL LICENSED PRODUCTS, except that LICENSEE shall have the right for ninety (90) days following termination to dispose of LICENSED PRODUCTS on hand and complete any existing contracts requiring rights under the PATENT RIGHTS which can be completed within the ninety
     (90) days. LICENSEE shall comply with the provisions of Article

     4 hereof during the ninety day period following termination exactly as though termination had not occurred.

8.   ASSIGNMENT

     This Agreement or any interest herein shall not be assigned or transferred, in whole or in part, by either party hereto without the prior written consent of the other party hereto. However, without securing such prior written consent, either party may assign this Agreement to an AFFILIATE or a successor of all or substantially all of its business to which this Agreement relates, provided that no such assignment shall be binding and valid until and unless the assignee shall have assumed in a writing, delivered to the non-assigning party, all of the duties and obligations of the assignor, and, provided, further, that the assignor shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations.

9.   INFRINGEMENT

9.1 LICENSOR and LICENSEE shall promptly notify the other in writing if any infringement of the PATENT RIGHTS by a third party is discovered or comes to its attention.

9.2 Provided LICENSEE shall have supplied LICENSOR with reasonable evidence of infringement of the PATENT RIGHTS by a third party hereto SELLING material quantities of products in competition with LICENSEE's, an AFFILIATE's, or SUBLICENSEE's SALE of LICENSED PRODUCTS hereunder, [***]

[***] Confidential treatment requested.

     [***]

9.3 In the event either party hereto shall initiate or carry on legal proceedings to enforce the PATENT RIGHTS against an alleged infringer, as provided herein, the other party hereto shall render reasonable assistance to and cooperate with the party initiating or carrying on such proceedings.

9.4 In the event that either party shall institute suit or other legal proceedings to enforce the PATENT RIGHTS, it shall have sole control of such suit and the other party shall be entitled to be represented in any such suit by counsel of its choosing, at its sole expense.

9.5  [***]

9.6 All damages, settlements and awards made or obtained in connection with any suit or other legal proceeding under this Article 9 shall be shared among the parties as follows:

     [***]

[***] Confidential treatment requested.

     [***]

10.  STATUS OF THE PATENT RIGHTS

10.1 Pursuant to the SCRIPPS AGREEMENT, SCRIPPS agreed, with the advice of LICENSOR, to diligently prepare, file and prosecute the patent applications filed within the PATENT RIGHTS and LICENSOR agreed to reimburse SCRIPPS for the reasonable expenses associated therewith. [***]

10.2 LICENSOR will advise, or ensure that SCRIPPS advises, LICENSEE of the status of all patent applications and patents within the PATENT RIGHTS. LICENSOR will provide or will ensure that SCRIPPS provides LICENSEE with copies of any patent applications or amendments or continuations-in-part that it or SCRIPPS proposes to file with the U.S. Patent and Trademark Office and shall give LICENSEE the opportunity, for a period of at least five (5) business days after receipt, to review and comment on such applications.

[***] Confidential treatment requested.

10.3 [***]

10.4 LICENSOR does not represent or warrant that any patent within the PATENT RIGHTS will be obtained or that any such patent so obtained will be valid and enforceable. Specifically, LICENSEE acknowledges that the issuance and enforceability of any patent application or patent within the PATENT RIGHTS is subject to the outcome of any patent office proceeding, including any interference or opposition proceeding involving such patent or patent application and that LICENSOR makes no representation that any such patent application or patent will prevail in such proceeding. In the event such patent or patent application is not issued or upheld in such interference or opposition proceeding, LICENSEE's sole remedy is to terminate this SUBLICENSE AGREEMENT under Article 7.4 hereof.

10.5 The parties agree to cooperate in order to avoid loss of any rights which may otherwise be available to the parties under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of the Member States of the European Community and other similar measures in any other country in the Territory. Without limiting the foregoing, LICENSEE agrees to notify LICENSOR promptly upon receipt of an NDA or PLA approval to market any LICENSED PRODUCT in the United States and to timely supply LICENSOR with all information necessary to file an application for

[***] Confidential treatment requested.

     patent term extension within the sixty (60) day period following U.S. NDA or PLA APPROVAL. The same shall apply with respect to the approval by the health authorities in a country of the European Community or approval by the appropriate authorities in any other country in the Territory.

11   NON-USE OF NAMES

11.1 LICENSEE shall not use the name of any INVENTOR, or any institution with which he has been or is connected, or of LICENSOR, or any adaptation of any of them, in any advertising, promotional or sales literature, without prior written consent obtained from LICENSOR in each case. LICENSEE shall require its AFFILIATES to comply with this Article 11 to the same extent that it applies to LICENSEE.

11.2 LICENSOR shall not use the name of LICENSEE or its AFFILIATES or any adaptation thereof, in any advertising, promotional or sales literature or in any press release without prior written consent of LICENSEE in each case.

12   WARRANTIES AND REPRESENTATIONS

12.1 LICENSOR represents and warrants to LICENSEE that:

         (i) Except with respect to the rights of the United States Government pursuant to 35 U.S.C. 202 et seq. and the rights retained by SCRIPPS for educational and research purposes in the SCRIPPS PATENT RIGHTS, LICENSOR warrants that it has exclusive rights by agreement, assignment or license to SCRIPPS' rights to the SCRIPPS PATENT RIGHTS and to the ORTHO PATENT RIGHTS and that it has full power and authority to execute, deliver and perform this Agreement and the obligations hereunder;

         (ii) Other than the aforesaid rights of the United States Government, and SCRIPPS, LICENSOR is not aware of any claims by any third parties to an ownership interest in the PATENT RIGHTS licensed to LICENSEE under this Agreement;

         (iii) The SCRIPPS AGREEMENT is in full force and effect as of the EFFECTIVE DATE of this SUBLICENSE AGREEMENT and LICENSOR is not in material breach of the SCRIPPS AGREEMENT nor has LICENSOR received any notice of default or termination from SCRIPPS under the SCRIPPS AGREEMENT, nor is LICENSOR aware of any action or omission which, with the giving of notice or the passage of time, would constitute a default under the SCRIPPS AGREEMENT.

12.2 During the term of this Agreement, LICENSOR agrees to comply with the provisions of the SCRIPPS AGREEMENT to prevent termination of LICENSOR's rights to the SCRIPPS PATENT RIGHTS and to preserve the rights granted to LICENSEE hereunder.

12.3 Each party hereby warrants that the execution, delivery and performance of this SUBLICENSE AGREEMENT has been duly approved and authorized by all necessary corporate actions of both parties; do not require any shareholder approval which has not been obtained or the approval and consent of any trustee or the holders of any indebtedness of either party; do not contravene any law, regulation, rules or order binding on either Party, and do not contravene the provisions of or constitute a default under any indenture, mortgage contract or other agreement or instrument to which either party is a signatory.


12.4 Nothing in this SUBLICENSE AGREEMENT shall be construed as a representation or a warranty by LICENSOR as to the validity or scope of any patent within the PATENT RIGHTS or that any process practiced or anything made, USED or SOLD under any license or immunity granted under this SUBLICENSE AGREEMENT is or will be free from infringement of patents of third parties.

13.  INDEMNIFICATION

13.1 LICENSEE agrees to indemnify and hold harmless INVENTORS, SCRIPPS, LICENSOR, its AFFILIATES and their respective officers, directors, employees and agents from and against any and all claims, damages and liabilities, including reasonable attorney's fees and expenses, asserted by third parties, both government and private, arising from LICENSEE's, its AFFILIATES' and SUBLICENSEE's manufacture, USE or SALE of LICENSED PRODUCTS or the USE thereof by others including ultimate consumers. Prior to the first use of LICENSED PRODUCT in humans, LICENSEE hereby agrees to maintain in full force and effect general liability and product liability insurance with a commercial insurance carrier, which policy shall have individual and aggregate limits appropriate to the conduct of LICENSEE's business covering the sale and distribution of LICENSED PRODUCTS. LICENSOR shall be named as an additional insured in such insurance policy. LICENSEE shall provide a certificate of insurance to LICENSOR evidencing such insurance policy and providing that such insurance will not be canceled, modified or subject to non-renewal without thirty (30) days' written notice to LICENSOR. This insurance will remain in effect until three (3) years from termination of this Agreement.

14.  GENERAL

14.1 This SUBLICENSE AGREEMENT, including the Appendices hereto attached, and the Founder Stock Purchase Agreement and Co-Sale Agreement entered into by the parties contemporaneously herewith constitutes the entire agreement and understanding between the parties as to the subject matter hereof. All prior negotiations, representations, agreements, contracts, offers and earlier understandings of whatsoever kind, whether written or oral between LICENSOR and LICENSEE in respect of this SUBLICENSE AGREEMENT, are superseded by, merged into, extinguished by and completely expressed by this SUBLICENSE AGREEMENT.

     No aspect, part or wording of this SUBLICENSE AGREEMENT may be modified except by mutual agreement between the LICENSOR and LICENSEE taking the form of an instrument in writing signed and dated by duly authorized representatives of both LICENSOR and LICENSEE.

14.2 Any payment, notice or communication required or permitted to be given by this SUBLICENSE AGREEMENT shall be given by post-paid, first class, registered or certified mail addressed to:


                                 General Counsel
                                Johnson & Johnson
                           One Johnson & Johnson Plaza
                      New Brunswick, New Jersey 08903-5501
                                       and
                                    Chairman
                 R.W. Johnson Pharmaceutical Research Institute
                                 U.S.Route #202
                                  P.O. Box 300
                         Raritan, New Jersey 08869-0602



                                       or

                            Acute Therapeutics, Inc.
                            6097 Hidden Valley Drive
                         Doylestown, Pennsylvania 18901




     Such addresses may be altered by notice so given. If no time limit is specified for a notice required or permitted to be given by this SUBLICENSE AGREEMENT, the time limit therefor shall be ten (10) full business days, not including the day of mailing. Notice shall be considered made as of the date of deposit with the United States Post Office.

14.3 This SUBLICENSE AGREEMENT and its effect are subject to and shall be construed and enforced in accordance with the laws of the State of New Jersey, United States, except as to any issue which depends upon the validity, scope or enforceability of any patent within the PATENT RIGHTS, which issue shall be determined in accordance with the applicable patent laws of the country of such patent.

14.4 Any dispute arising between the Parties under this LICENSE AGREEMENT shall be referred to the President (or an officer designated by the President) of each Party who shall promptly meet to discuss and resolve the dispute. If after thirty (30) days, the designated officers of each Party are unable to resolve the dispute, then the matter shall be fully and finally resolved in binding arbitration as follows. Arbitration shall be conducted in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association ("AAA"). Arbitration shall take place in New York, New York, or such other city as may be agreed upon by the Parties and shall be conducted by a panel of three (3) arbitrators, one of whom shall be selected by each Party, and the third by the other two (2) arbitrators, all within the time limits established by the then existing rules of the AAA. The Arbitrators may, at their discretion, provide for discovery by the parties not to exceed six (6) months from the date of filing of the notice of arbitration and the arbitrators shall render a decision within thirty (30) days of the completion of the hearing. The decision of the arbitrators shall be final and without appeal, and may be enforced in any court having jurisdiction over the Parties or their current assets. The fees of the arbitrators and the expense incident to the arbitration proceedings shall be borne equally by the Parties. All other expenses, such as legal fees, shall be borne by the Party incurring such expenses.

14.5 Nothing in this  SUBLICENSE  AGREEMENT  shall be construed so as to require the  commission  of any act  contrary  to law,  and  wherever there is any conflict between any provision of this SUBLICENSE AGREEMENT or concerning the legal right of the parties to contract and any statute, law, ordinance or treaty, the latter shall prevail, but in such event the affected provisions of this SUBLICENSE  AGREEMENT shall be curtailed and limited
only  to  the  extent   necessary  to  bring  it  within  the  applicable  legal
requirements.


14.6 LICENSEE shall take all reasonable and necessary steps to register this SUBLICENSE AGREEMENT in any country where such is required to permit the transfer of funds and/or payment of royalties to LICENSOR hereunder or is otherwise required by the government or law of such country to effectuate or carry out this SUBLICENSE AGREEMENT. Notwithstanding anything contained herein, but subject to Article 14(e) hereof, LICENSEE shall not be relieved of any of its obligations under this SUBLICENSE AGREEMENT by any failure to register this SUBLICENSE AGREEMENT in any country, and, specifically, LICENSEE shall not be relieved of its obligation to make any payment due to LICENSOR hereunder at LICENSOR's address specified in Article 14.2 hereof, where such payment is blocked due to any failure to register this SUBLICENSE AGREEMENT.

14.7 It shall be the full and sole responsibility of LICENSEE and its AFFILIATES to use appropriate care in the practice of any process and the manufacture and USE of any product pursuant to any license or immunity granted hereunder and LICENSOR shall have no right to control the manner in which or the material with which or upon which any process licensed hereunder is practiced and LICENSOR makes no representation or warranty whatsoever with respect to any such process or product.

14.8 As used in this SUBLICENSE AGREEMENT, singular includes the plural and plural includes the singular, wherever so required by the context. The headings appearing at the beginning of the numbered Articles hereof have been inserted for convenience only and do not constitute a part of this SUBLICENSE AGREEMENT.

14.9 Nothing herein shall be deemed to create an agency, joint venture or partnership between the parties hereto.

14.10 Notwithstanding any other provisions of this SUBLICENSE AGREEMENT, neither of the parties hereto shall be liable in damages or have the right to terminate this SUBLICENSE AGREEMENT for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control including, but not limited to acts of God, governmental restrictions, wars, or insurrections, strikes, floods, work stoppages and/or lack of materials; provided, however, that the party suffering such delay or default shall notify the other party in writing of the reasons for the delay or default. If such reasons for delay or default continuously exist for six (6) months, this SUBLICENSE AGREEMENT may be terminated by either party.

15.     GOVERNMENT RIGHTS

15.1 LICENSEE acknowledges and agrees that its respective rights and obligations pursuant to this SUBLICENSE AGREEMENT shall be subject to SCRIPPS' rights under the SCRIPPS AGREEMENTS and to the non-exclusive rights of the GOVERNMENT, which arose or resulted from SCRIPPS' receipt of research support from the GOVERNMENT.

15.2 LICENSEE shall comply in all respects with the applicable provisions of any applicable law, requirement, regulation or determination by any Government relating to the PATENT RIGHTS and shall provide LICENSOR with any information or report required to comply with any such law, requirement, regulation or determination.


15.3 Any inconsistency between this SUBLICENSE AGREEMENT and the pertinent provisions of any law, requirement, regulation or determination by a Government shall be resolved by conforming this SUBLICENSE AGREEMENT to such provisions of any such law, requirement, regulation or determination.

15.4 Any agreement or arrangement relating to the PATENT RIGHTS between LICENSEE and any third party hereto shall be made expressly subject to the terms and conditions of this Article 15 and LICENSEE shall require such other party to comply therewith to the same extent that LICENSEE is required to comply.

15.5 Any license or other right granted or to be granted pursuant to this SUBLICENSE AGREEMENT shall be subject to any and all applicable governmental laws and regulations relating to compulsory licensing.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and duly executed this SUBLICENSE AGRREEMENT on the date(s) indicated below, to be effective the day and year first above written.




For and on Behalf of LICENSOR, JOHNSON & JOHNSON and ORTHO PHARMACEUTICAL CORPORATION

By:  /s/ Ronald G. Gelbman
     ------------------------------------

Name: Ronald G. Gelbman
          --------------------------------

Title: Chairman Worldwide Pharmaceutical & Diagnostic Group
         ------------------------------------------------------------------

Date: 10/28/96
         ----------------------------------


For and on Behalf of LICENSEE, ACUTE THERAPEUTICS, INC.

By: /s/ Robert J. Capetola
      ---------------------------------------

Name: Robert J. Capetola
          -------------------------------------

Title: President /CEO
         --------------------------------------

                                   APPENDIX 1
                                  PATENT RIGHTS


1(a) SCRIPPS PATENT RIGHTS

[***]


[***] Confidential treatment requested.

[***]


[***] Confidential treatment requested.

[***]


[***] Confidential treatment requested.

[***]



[***] Confidential treatment requested.
                                        38

                                   APPENDIX 3
                                DEVELOPMENT PLAN

                                   Appendix 3

                            Acute Therapeutics, Inc.

[***]


[***] Confidential treatment requested.

                                   APPENDIX 4
                          PATENT FILING JURISDICTIONS

                                     [***]



[***] Confidential treatment requested.